SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         _______________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



 Date of report (Date of earliest event reported):
                        December 30,2004

                           FLYi, Inc.
       (Exact Name of Registrant as Specified in Charter)



         Delaware           0-21976         13-3621051
       (State or Other    (Commission      (IRS Employer
       Jurisdiction of    File Number)    Identification
        Incorporation)                        Number)


     45200 Business Court, Dulles, VA                  20166
     (Address of Principal Executive Offices)     (Zip Code)


 Registrant's telephone number, including area code:
                           (703) 650-6000


                               N/A
  (Former Name or Former Address, if Changed Since Last Report)

1.01.     Entry into a Material Definitive Agreement.
FLYi, Inc. (the "Company") has executed agreements with certain of its executive officers on terms approved in Fall 2003 by the
Compensation Committee.   The agreements previously were
described in the Company's proxy statement filed with the Securities and Exchange Commission on April 27, 2004, and are described further below.

The Company executed an agreement with Richard J. Surratt (the "Surratt Agreement"), under which he serves as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. The Surratt Agreement is substantially similar to an agreement that the Company has with Thomas J. Moore, the Company's President and Chief Operating Officer. The Surratt Agreement provides for a one-year term that is continuously extended unless terminated. The Surratt Agreement provides for a minimum annual base salary of $193,500, which amount may be increased from time to time by the Board's Compensation Committee and currently is $215,000. The Surratt Agreement further provides for a deferred compensation accrual at a rate of 75% of the annual base salary subject to nine year graduated vesting, with benefits under the deferred compensation arrangement being applied in part to indirectly finance an insurance policy for Mr. Surratt's benefit, and provides that Mr. Surratt shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine.
Under the deferred compensation program, participating executive officers will receive upon termination of employment an amount equal to the specified vested percentage (which shall be 100% upon a change in control) of the executive officer's annual accruals as provided under his employment agreement. These amounts are applied against amounts payable under Company-paid life insurance policies obtained prior to July 2002 for the executive officer.

Under the Surratt Agreement, if Mr. Surratt's employment is terminated by the Company without cause, or if he terminates his own employment with good reason (including any termination by the Company or by Mr. Surratt within twelve months after a change in control), or upon Mr. Surratt's death or disability, then:
(1) all of Mr. Surratt's options become immediately exercisable;
(2) he is paid a lump sum amount calculated by the formula [(x +
y) * z] where (x) is Surratt's base salary earned in the year from January 1 to the Termination Date, (y) is the amount which is two times Surratt's annual base salary in effect at the time of Termination, and (z) is the percentage which under each plan is the highest percentage of base salary that Surratt was paid during any one of the five years immediately preceding the year in which the Termination Date occurred his year-to-date bonus plus two times his annual bonus; (3) he will continue to benefit from deferred compensation contributions and vesting for 24 months; and (4) he is provided with insurance and flight pass benefits for 24 months. Upon a change in control of the Company, as defined in the Surratt Agreement, Mr. Surratt would receive
(1) an amount equal to three times his annual salary, (2) a lump sum bonus payout in the amount calculated by the formula [(x + y)
* z] where (x) is Surratt's base salary earned in the year from January 1 to the date of the Change in Control, (y) is the amount which is three times Surratt's annual base salary in effect at the time of the Change in Control, and (z) is the percentage which under each plan is the maximum percentage of base salary that Surratt was eligible to earn during the year in which the Change in Control occurred assuming all targets were met in full;
(3) the Company will prepay, to the time of Surratt's reaching age 65, the premiums due on any disability insurance policy as was provided to Surratt as of the time of Change in Control; and
(4) a tax gross-up/make-whole payment in the event that the payments or benefits to Mr. Surratt in connection with a Change in Control are treated as "parachute payments" under Section 280G
of the Internal Revenue Code.   For 12 months following any
termination of employment, Mr. Surratt would be subject to a nonsolicitation, non-competition, and confidentiality provision.

Under separate agreements between the Company and Mr. Brown and Mr. Nordling (collectively, the "Officer Agreements"), the Company agreed to employ Mr. Brown as Senior Vice President - Operations and Mr. Nordling as Senior Vice President - Marketing, each for a one year term. The Officer Agreements provide for automatic twelve-month extensions unless earlier terminated, and for annual base salaries, which may be and, for officers subject to Officer Agreements in the past, have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Brown and Nordling shall participate in any bonus plan provided to executive officers generally, and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In the event of termination by the Company "without cause," the terminated officer shall receive his full base salary and medical insurance coverage for a period of twelve months, and a portion of any annual bonus shall be prorated to the date of termination.
Change in control provisions are similar to the Surratt Agreement except that compensation would be at a rate of two years of base pay and bonus.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  Director resignation.
The Company announced that Mr. William Anthony (Tony) Rice has resigned from the Company's board of directors, effective January 7, 2005. The Company and Mr. Rice stated that Mr. Rice resigned to avoid any appearance of conflict with aircraft manufacturers and lenders as the Company works to address its liquidity issues. The Company's Board of Directors has appointed James C. Miller III to serve as chair of the Board's Audit Committee and named director Susan MacGregor Coughlin to the Board's Audit Committee.

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   FLYi, Inc.


Date:  January 6, 2005             By:  /S/ David W. Asai
                                   David W. Asai
                                   Vice President and Controller
                                   (Principal Accounting Officer)